Exhibit 99.2
March 1, 2011
Dear Valued Employee,
I am very pleased to share some exciting news with you regarding our future!
The parent companies of PHS Correctional Healthcare and Correctional Medical Services (CMS) — the two best and most experienced companies in our industry — have decided to combine our two organizations. Our boards of directors have approved a definitive agreement leading to this combination, and the announcement has been made to corrections agencies and the news media.
A deal such as this will have to be reviewed by government anti-trust regulators, and is conditioned upon our shareholders approving it as well. We expect the transaction to be finalized in the second quarter of 2011. Until then, it will be business as usual for each company.
The new company will be focused on our companies’ shared commitment to collaboration and partnership with our clients. These values have been a part of each company’s culture and will remain our key priority as we move forward together after the transaction is finalized.
I know you are interested in who is going to be running this new combined company. It will be a combination of our current leadership and the leadership of CMS. And, I might add, I think the two management teams, when operating as one, will be absolutely the best in our business.
To be more specific, I am going to be CEO, Stuart Campbell of CMS will be president and chief operating officer and Dick Miles, the current CEO of CMS will be chairman of the board in a nonexecutive capacity. Mike Taylor is expected to be the chief financial officer.
Each of us will spend time in both cities, but the corporate headquarters of the company will be in our current office in Brentwood, TN, and the operational headquarters will be in St. Louis, MO.
There will be further details about the organization and the various roles and responsibilities in the coming weeks.
There are a tremendous number of advantages to this proposed transaction. We are the industry leaders, and we will be creating one team with best-in-class experience,
105 Westpark Drive, Suite | Brentwood, TN 37027 | phone: 800.729.0069 fax: 888.729.0069 |www.PHSCorrections.com

staffing depth, best practices and leadership on a solid financial platform. Coming together also will give us additional resources to invest in various systems and innovations to better serve our clients.
Additionally, the combined company will be well-positioned and have the resources required to serve a rapidly growing number of government agencies seeking private sector alternatives to manage correctional healthcare while most effectively using taxpayer dollars. The corporate culture of our new company will be very positive; we are going to encourage and reward the very best of service and care in partnership with our clients.
We need our service to continue in our usual professional fashion to our clients during what we expect will be a very smooth, seamless transition. Each one of us will be key to that effort, and if we follow our ethical values and principles of great service to our customers, I anticipate great success.
I know that you — and all the people of our combined new company — will bring a winning combination of innovation and experience that will deliver measurable value to our clients, growth opportunities for our employees and compassionate care for our patients. We are all in the business of serving clients and taking care of patients, and those basics do not change.
On Thursday, March 3, we will begin posting the latest news regarding this transaction on our website (www.asgr.com). There will be a section dedicated to Employee Frequently Asked Questions (FAQs). That section of the site will have a form you will be able to use to send us your questions about this combination. We will review all questions and post answers, to the extent that we are able, in a timely manner.
The SEC has strict communication rules that we must follow between the announcement today and the shareholder vote on the combination. Please speak with your supervisor before engaging in any internal or external communication to ensure that you are in compliance with those guidelines. This transaction will likely generate significant attention from the press and investment community. As a reminder, if you receive any media or investor calls, or other outside inquiries regarding this situation, please direct them to Mike Taylor, our Executive Vice President and Chief Financial Officer (taylor@asgr.com).
I very much look forward to sharing this exciting time with each of you.
Warmest regards,

/s/ Rich Hallworth
Rich Hallworth
President and Chief Executive Officer

Additional Information and Where to Find It
In connection with the proposed merger, America Service Group will prepare a proxy statement to be filed with the Securities and Exchange Commission (SEC). When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of America Service Group. BEFORE MAKING ANY VOTING DECISION, AMERICA SERVICE GROUP’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. America Service Group’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. America Service Group’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to America Service Group, Attn: Scott King, 105 Westpark Drive, Suite 200, Brentwood, Tennessee, 37027, telephone: (615)373-3100, or from the investor relations section of America Service Group’s website, www.asgr.com.
Proxy Solicitation
America Service Group and its directors and officers may be deemed to be participants in the solicitation of proxies from America Service Group’s shareholders with respect to the proposed merger. More detailed information regarding the identity of the potential participants, and their direct or indirect interests, by securities holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the proposed transaction. Information regarding America Service Group’s directors and executive officers and their ownership of America Service Group’s common stock is also available in America Service Group’s definitive proxy statement for its 2010 Annual Meeting of Shareholders filed with the SEC on April 28, 2010 This document is available free of charge at the SEC’s web site at www.sec.gov and from Investor Relations at America Service Group.

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